Exhibit 99.1

PRESS RELEASE

Contact:	MathStar, Inc.
Douglas M. Pihl James W. Cruckshank MathStar, Inc. info@mathstar.com 952-746-2200	5900 Green Oak Drive Minnetonka, MN 55343

MathStar, Inc. Announces Third Quarter Results

MINNETONKA, November 22, 2005 – MathStar, Inc. (Nasdaq:MATH) today announced revenues for the third quarter ended September 30, 2005 of $55,000 compared with $100,000 for the same period last year.  The Company reported a loss of $11,683,000 or $1.04 per share for the nine months ended September 30, 2005 compared with a loss of $6,196,000 or $0.69 per share for the nine months ended September 30, 2004.  For the three months ended September 30, 2005, the Company reported a net loss of $4,203,000 or $0.37 per share on revenues of $15,000 compared with a loss of $2,246,000 or $0.24 per share on revenues of $100,000 for the quarter ended September 30, 2004.

The Company will begin quarterly conference calls with investors and analysts with the announcement of its results for the quarter ending December 31, 2005.

About MathStar

MathStar designs, develops and markets a new class of semiconductor integrated circuit, or chip, it calls field programmable object arrays, or FPOAs.  MathStar is headquartered in Minnetonka, Minnesota, with a facility in Portland, Oregon.

Forward Looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, MathStar’s need for and the availability of future financing, the timing and market acceptance of its product introductions, the quality of its FPOAs, MathStar’s ability to develop effective design tools, its reliance on third-party contractors, competition, MathStar’s ability to protect its intellectual property, its reliance on contracts and relationships with the United States government, its reliance on existing management, the demands of becoming a publicly-held company, MathStar’s ability to address the material weaknesses in its internal controls on a timely basis, and the other factors disclosed in MathStar’s filings with the U.S. Securities and Exchange Commission.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.